Exhibit 99.1

December 19, 2018

Dear Chembio Shareholder,

Chembio produces millions of tests each year that contribute to reducing the incidence and burden of diseases globally. We are looking forward to outlining many of our accomplishments and future strategic initiatives in an Investor and Analyst Day on February 6, 2019 from 8:30-10:30AM ET. The event will be held at Nasdaq MarketSite, 4 Times Square, New York, New York. We hope you can join us in person or via webcast.

In anticipation of our upcoming Investor and Analyst Day, I am writing to discuss the business and investment decisions Chembio has been making to transform the company and build an enduring business. Chembio’s mission is to develop and commercialize rapid, easy-to-use, and reliable point-of-care (POC) tests that improve diagnosis and monitoring of disease. Our patented DPP® technology is the platform for the development and commercialization of tests that use a small drop of blood from the fingertip and provide high-quality, cost-effective results in approximately 15 minutes. Our DPP® technology, compared to traditional lateral flow technology, provides better sensitivity, advanced multiplexing, and, when combined with the DPP® Micro Reader, quantitative results.

Based on our review of third-party reports and other information, we estimate that the market for lateral flow tests will increase from $5.5 billion in 2017 to $8.2 billion in 2022, representing a compound annual growth rate (CAGR) of 8.2%. This addressable market includes lateral flow tests for infectious diseases, cardiac markers, cholesterol, pregnancy and fertility, and drugs of abuse. Chembio is focused on infectious disease testing, the largest and fastest growing segment according to the August 2017 MarketsandMarkets Lateral Flow Assay Market Report, which we estimate to have totaled $1.4 billion in 2017 and to grow at a CAGR of approximately 10% through 2022. Our target areas of sexually transmitted disease, mosquito-borne disease, hepatitis, and other fever diseases, provide significant growth potential given our current global market share. Hundreds of millions of rapid tests are sold each year for the detection of our targeted infectious diseases (e.g., HIV, syphilis, dengue, malaria). Rising temperatures are likely to expand the geographic risk of serious mosquito-borne diseases..

We have four corporate priorities aimed at driving revenue growth and operating efficiency:

1) Broaden our core infectious disease business.
2) Apply our technology and scientific expertise to create new products.
3) Expand our global sales and marketing channels.
4) Automate our U.S. manufacturing to improve margins and increase capacity.

Through the first nine months of 2018, Chembio increased total revenue by 43% compared to the prior year period. Full year 2017 revenue increased 34% from 2016. To fund our primary strategic initiatives, Chembio recently completed an underwritten registered public offering of our common stock, generating net proceeds of $16.6 million. We now have sufficient capital to execute on key growth and operating efficiency initiatives, including the acquisition of opTricon GmbH, implementation of manufacturing automation, improvement of our facilities, and product development and commercialization.
3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065

A. opTricon GmbH Acquisition

Chembio recently acquired opTricon GmbH, a developer and manufacturer of hand-held analyzers for rapid diagnostic tests, for $5.5 million in cash. The acquisition is a critical element of our strategy, as we gained control of the optical technology that is to be paired with the development of several products. Subject to our completion of U.S. GAAP conversion, audit, and post-closing adjustments, we estimate that opTricon generated revenue of $2.2 to $2.4 million during the twelve months ended September 30, 2018 and that the purchase price equates to a 2.3 to 2.5X revenue multiple.

Long-term success in the POC market will require innovation that extends beyond the diagnostic test to include data capture, transmission, and storage. The opTricon acquisition strengthens our position in the global POC market, advancing our DPP® technology platform by providing quantitative results, enhancing our position with current and future technology collaborators, and securing exclusive global distribution rights for all applications.

With the acquisition now complete and integration well underway, we are focused on leveraging this asset across our expanding portfolio of DPP® tests. opTricon is being renamed as Chembio Diagnostics Germany, and will serve as our “center of excellence” for optical technology and hub for European sales and marketing.

B. Manufacturing Automation

We are transforming our manufacturing processes to reduce cost of goods, increase capacity, and shorten delivery lead times. We are investing approximately $3 million in manufacturing automation, between 2018 and 2019, that provides high-volume, vision-guided robotic operation and quality inspection. Our plan is to fully-automate all product manufacturing in New York by the end of 2019.

Earlier this year Chembio installed our first automated manufacturing line, which is dedicated to the production of DPP® tests. We are in the final stages of validation and plan to produce DPP® tests on the new line throughout 2019. In November we ordered two additional automated manufacturing lines that will be dedicated to the production of Stat-Pak® and SURE CHECK® tests. The additional lines are scheduled to be delivered within 6 months and then to commence production after 3 months of validation.

We believe the transition from manual to automated manufacturing will have a material positive impact on our product gross margins, annual production capacity, operating efficiency, delivery lead times, and competitive position in the market. Our long-term gross margin target following automation is 50%, which we believe is achievable based on our anticipated labor savings, product mix, and average selling prices.

C. Facility Expansion and Improvement

We are also improving and expanding our facilities to address anticipated demand and improve our operating efficiency.

In Malaysia, Chembio recently completed facility improvements in advance of World Health Organization (WHO) prequalification inspection, which is scheduled to occur in Kuala Lumpur this December. As previously communicated, our goal is to transfer production of certain business to our Malaysia facility to lower cost of goods and increase product gross margins. We will share the outcome of the WHO prequalification process in early 2019.

In the U.S., we plan to consolidate and expand our New York facilities. We currently lease four buildings on Long Island within a ten-mile radius, which we will consolidate into a single leased building on Long Island totaling approximately 70,000 sq. ft. We plan to invest approximately $1 million in facility improvements, including temperature and humidity-controlled manufacturing space and R&D labs. We expect the facility move to begin in the first half of 2019.
3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065

D. Product Development and Commercialization Updates

Technology and innovation are the heart of our company, and we continue to advance our pipeline and key regulatory approvals to create growth opportunities. Our patented DPP® technology is the centerpiece of our product development, and we look forward to introducing a number of new products which we believe will meaningfully contribute to our success. We believe future growth will come from sales of new and existing infectious disease products, as well as products developed through collaborations. Following are updates on the development and commercialization activities of several of our products:

DPP® HIV-Syphilis System: We advanced toward U.S. commercialization of our multiplex DPP® HIV-Syphilis System, which includes the DPP® HIV-Syphilis test and DPP® Micro Reader. This new product represents a significant market opportunity, as co-infection of HIV and syphilis is a major concern. At the end of the first quarter of 2018, we filed a PMA application with the U.S. Food and Drug Administration (FDA). As anticipated, the FDA responded with a number of questions, and Chembio submitted our complete response in early December. We anticipate a real-time interactive review process with the FDA to arrive at a final decision on the PMA application. We believe we are well positioned to be first to market in the U.S. market with a rapid HIV-syphilis multiplex test.

DPP® Dengue-Zika-Chikungunya System: We have received regulatory approvals and completed a number of regulatory submissions for new mosquito-borne infectious disease tests in Brazil. Our DPP® Zika test, DPP® Chikungunya test and DPP® Micro Reader are approved by ANVISA, Brazil’s health regulatory agency. We have two ongoing regulatory submissions with ANVISA: a Dengue test and a unique multiplex test that simultaneously detects Dengue, Zika, and Chikungunya from a single drop of fingerstick blood. These final approvals are essential steps toward commercialization of the portfolio of new DPP® tests to address these serious mosquito-borne diseases in Brazil.

DPP® Biomarker (AstraZeneca) System: In December 2017, we entered into collaboration with AstraZeneca, a global biopharmaceutical company, to develop a novel diagnostic test to detect an undisclosed biomarker. Under terms of the 18-month agreement, we are receiving up to $2.9 million in funding from AstraZeneca to develop a quantitative point-of-care test, utilizing Chembio’s patented DPP® platform and the DPP® Micro Reader. We completed the development of the test and filed a CE mark application less than 11 months after initiating this work with AstraZeneca. We plan to pursue additional regulatory submissions, including FDA 510(k), as we proceed toward commercialization through AstraZeneca.

SURE CHECK® HIV Self-Test: We continue to make progress on our international HIV self-testing strategy. According to WHO and Unitaid, the market for HIV self-testing is expected to grow from 1 million tests in 2017 to over 16 million tests by the end of 2020. Our European HIV self-test partner, AAZ-LMB, was awarded the 2018 Prix Galien International for Best Medical Technology, regarded as the equivalent of the Nobel Prize in biopharmaceutical and medical technology, for their locally-branded SURE CHECK® HIV Self-Test product research. To expand our HIV self-test business to Africa, we filed a CE mark submission for our SURE CHECK® HIV Self-Test and initiated field trials to support submissions for WHO pre-qualification and multiple country registrations.

DPP® Ebola System: We are advancing our efforts to address the global threat posed by the Ebola virus, including the ongoing outbreak in the Democratic Republic of the Congo. With prior support from the U.S. Centers for Disease Control and Prevention, we developed the DPP® Ebola System, which includes the DPP® Ebola Test and the DPP® Micro Reader. In November 2018, we received FDA Emergency Use Authorization (EUA) for our DPP® Ebola System. As noted by FDA Commissioner Scott Gottlieb, M.D., “By authorizing the first fingerstick test with a portable reader, we hope to better arm health care providers in the field to more quickly detect the virus in patients and improve patient outcomes.”

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3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065

In conclusion, the Chembio team has delivered consistently strong performance highlighted by double-digit revenue growth in our core business in 2017 and through the first nine months of 2018. We are advancing several product development, regulatory, and operational initiatives in order to drive forward significant growth opportunities. We continue to attract interest from world-leading organizations looking to collaborate and create tests leveraging our DPP® platform and scientific expertise, which we believe will create additional revenue opportunities for our company. We are excited about our future.

I would like to thank my Chembio colleagues for all they accomplished this year. Their commitment to advance our technology and continually strive for improvements is the driving force behind our ability to deliver to shareholders and patients. On behalf of everyone at Chembio, thank you for your continued confidence and support of the work we do every day to help make patients’ lives better. We look forward to seeing you at our Investor and Analyst Day on February 6, 2019.

Sincerely,

/s/ John J Sperzel

John J. Sperzel
President & CEO
Chembio Diagnostics, Inc.

3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065